Exhibit 99.4

Court Provisionally Approves Settlement of RYVYL Derivative Litigation

SAN DIEGO, CA – November 21, 2025 – RYVYL Inc. (NASDAQ: RVYL) (“RYVYL” or the “Company”) today provided the following notice of an Order from District Judge Gonzalo P. Curiel in the Southern District of California related to the proposed settlement of derivative lawsuits and the stipulation and agreement of settlement, which settlement also resolves the related derivative litigation pending in the Eighth Judicial District Court in Clark County, Nevada:

On November 14, 2025, District Judge Gonzalo P. Curiel in the United States District Court for the Southern District of California issued an Order (1) Granting Provisional Approval of Derivative Settlement; (2) Conditionally Approving the Proposed Form and Manner of Notice; and (3) Setting Date for Final Settlement Hearing in connection with the shareholder derivative action “Christy Hertel, derivatively on behalf of RYVYL Inc., f/k/a GreenBox POS v. Ben Errez et. al., Case No. 3:23-CV-01165-GPC-SBC,” which was filed on June 22, 2023 against certain of the Company’s current and/or former officers and directors.

The Notice of Proposed Settlement of Derivative Lawsuits and the Stipulation and Agreement of Settlement have been filed with the U.S. Securities and Exchange Commission as exhibits to the Company’s Form 8-K dated November 21, 2025. These documents may also be found on the Company’s website at https://investors.ryvyl.com/ under Reports & Filings.

About RYVYL

RYVYL Inc. (NASDAQ: RVYL) operates a digital payment processing business enabling transactions around the globe and provides payment solutions for underserved markets. RYVYL has developed applications enabling an end-to-end suite of turnkey financial products, with enhanced security and data privacy, world-class identity theft protection, and rapid speed to settlement. www.ryvyl.com

RYVYL IR Contact:

Richard Land, Alliance Advisors Investor Relations

973-873-7686 ryvylinvestor@allianceadvisors.com